                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   SCHULTZ SAV-O STORES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                           SCHULTZ SAV-O STORES, INC.
                               2215 UNION AVENUE
                           SHEBOYGAN, WISCONSIN 53081

   [LOGO]
                            ------------------------

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1998

                             ---------------------

               TO THE SHAREHOLDERS OF SCHULTZ SAV-O STORES, INC.:

    NOTICE IS HEREBY GIVEN that the 1998 annual meeting of shareholders of Schultz Sav-O Stores, Inc., a Wisconsin corporation (the "Company"), will be held at the John Michael Kohler Arts Center, 608 New York Avenue, Sheboygan, Wisconsin, on Wednesday, May 13, 1998, at 3:00 p.m., for the following purposes:

    1.  To elect three directors for three-year terms.

    2. To ratify the Board of Directors' selection of the Company's 1998 independent public accountants.

    3. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

    Only holders of record of Common Stock at the close of business on March 25, 1998 will be entitled to notice of, and to vote at, the annual meeting.

    It is desirable that as many shareholders as possible be represented at the meeting, in person or by proxy. Even if you expect to attend the meeting in person, please complete, date, sign and mail the accompanying proxy in the enclosed, postage paid envelope. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned or by voting in person at the meeting. Your attention is directed to the attached Proxy Statement and accompanying proxy.

                                          On Behalf of the Board of Directors

                                                 [SIGNATURE]

                                          John H. Dahly
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL
                                           OFFICER AND SECRETARY

Sheboygan, Wisconsin
April 1, 1998

    YOUR VOTE IS IMPORTANT, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS AND RETURN IMMEDIATELY IN THE ENVELOPE PROVIDED.

                           SCHULTZ SAV-O STORES, INC.

                                ---------------

   [LOGO]
                                PROXY STATEMENT

                             ---------------------

                                      FOR
                      1998 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1997

                              GENERAL INFORMATION

    This Proxy Statement and accompanying proxy are being furnished to the shareholders of Schultz Sav-O Stores, Inc., a Wisconsin corporation (the "Company"), beginning on or about April 1, 1998, in connection with the solicitation by the Board of Directors of the Company (the "Board") of proxies for use at the Company's 1998 annual meeting of shareholders to be held at the John Michael Kohler Arts Center, 608 New York Avenue, Sheboygan, Wisconsin, on Wednesday, May 13, 1998, at 3:00 p.m., and at any adjournment thereof (the "Meeting"), for the purposes set forth in the attached Notice of 1998 Annual Meeting of Shareholders and in this Proxy Statement.

    Only record holders of outstanding shares of the Company's Common Stock ("Common Stock") as of the close of business on March 25, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. As of the Record Date, 6,811,879 shares of Common Stock were outstanding. The record holder of each outstanding share of Common Stock as of the Record Date is entitled to one vote per share for each proposal submitted for shareholder consideration at the Meeting.

    A proxy, in the accompanying form, which is properly executed, duly returned to the Company or its authorized representatives or agents and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the proxy, the shares represented thereby will be voted FOR the Board's three nominees for director, FOR ratification of the Board's selection of the Company's 1998 independent public accountants and on such other matters which may properly come before the Meeting in accordance with the best judgment of the individual proxies named in the proxy. Execution of a proxy given in response to this solicitation will not affect a shareholder's right to attend the Meeting and to vote in person. Presence at the Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Each proxy granted may be revoked by the person giving it at any time before its exercise by giving written notice to such effect to the Company's Secretary or the Company's authorized representatives or agents at the Meeting, by execution and delivery of a subsequent proxy or by attendance and voting in person at the Meeting, except as to any matter upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy.

                             ELECTION OF DIRECTORS

    Three members of the Board are to be elected at the Meeting for three-year terms to expire at the Company's 2001 annual meeting of shareholders. The term in office of Bernard S. Kubale, a director of the Company since 1962, will expire at the Meeting and Mr. Kubale has chosen not to stand for reelection for another term. The Company wishes to express its most sincere thanks and appreciation to Mr. Kubale for his 36 years of dedicated service to the Company and for his valued advice and guidance. The Board has nominated James H. Dickelman and William K. Jacobson, both current directors of the Company, and Steven R. Barth for initial election at the Meeting.

    It is intended that the persons named as proxies in the accompanying proxy will vote FOR the election of the Board's three nominees. If any nominee should become unable to serve as a director prior to the Meeting, the shares represented by proxies otherwise voted in favor of the Board's three nominees or which do not contain any instructions will be voted FOR the election of such other person as the Board may recommend. Under Wisconsin law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the individuals receiving the largest number of votes are elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares of Common Stock which are not voted on this matter at the Meeting, whether by abstention or otherwise, will have no effect on the election of directors at the Meeting.

    Certain information about the Board's nominees and its continuing members is set forth below. Unless otherwise indicated, all occupations listed are with the Company.

                        THE BOARD RECOMMENDS A VOTE FOR
          JAMES H. DICKELMAN, WILLIAM K. JACOBSON AND STEVEN R. BARTH

                                                                                                         COMMON STOCK
                                                                                                    BENEFICIALLY OWNED (1)
                                                                                        DIRECTOR    ----------------------
NAME AND AGE                              CURRENT PRINCIPAL OCCUPATION                    SINCE      SHARES      PERCENT
--------------------------  ---------------------------------------------------------  -----------  ---------  -----------

                                     CLASS III --NOMINEES FOR TERMS TO EXPIRE IN 2001
--------------------------------------------------------------------------------------------------------------------------

James H. Dickelman          Chairman of the Board, President and Chief Executive             1978     357,479       5.12%
     50                      Officer

William K. Jacobson         Senior Vice President--Retail Operations                         1996      85,846       1.25%
     47

Steven R. Barth             Partner in the law firm of Foley & Lardner                                  5,375       *
     39

                                                                                                         COMMON STOCK
                                                                                                    BENEFICIALLY OWNED (1)
                                                                                        DIRECTOR    ----------------------
NAME AND AGE                              CURRENT PRINCIPAL OCCUPATION                    SINCE      SHARES      PERCENT
--------------------------  ---------------------------------------------------------  -----------  ---------  -----------

                                      CLASS I --DIRECTORS WHOSE TERMS EXPIRE IN 1999
--------------------------------------------------------------------------------------------------------------------------

John H. Dahly               Executive Vice President,                                        1984     134,892       1.96%
     57                      Chief Financial Officer and Secretary

Martin Crneckiy, Jr.        Executive Vice President and Chief Financial Officer of          1989       6,300       *
     52                      The Vollrath Company, LLC (manufacturer of stainless
                             steel and plastic wares and light equipment for the
                             international food service industry)

R. Bruce Grover             President and Chief Executive Officer of Vinyl Plastics,         1989       3,300       *
     62                      Inc. (manufacturer of solid vinyl floor products, custom
                             extruded sheets and sound barrier materials for
                             automotive applications)

                                     CLASS II --DIRECTORS WHOSE TERMS EXPIRE IN 2000
--------------------------------------------------------------------------------------------------------------------------

Howard C. Dickelman         Retired; formerly Chairman of the Board                          1959     448,950       6.59%
     79

Michael R. Houser           Executive Vice President--Marketing and Merchandising            1992     106,205       1.54%
     46

------------------------

*   Indicates Less than 1%.

(1) Individuals have sole voting and investment power over all shares listed. Shares owned separately by wives and certain adult children are not included and beneficial ownership of such shares is disclaimed, including 56,340 shares owned by a revocable trust for the benefit of Howard C. Dickelman's wife, 8,411 shares owned by James H. Dickelman's adult son, 3,405 shares owned by James H. Dickelman's adult daughter and 1,476 shares owned by John
    H. Dahly's wife. James H. Dickelman also disclaims beneficial ownership of the 448,950 and 56,340 shares held by Howard C. Dickelman and his wife, respectively, pursuant to separate revocable trusts, over each of which he serves as co-trustee. Such disclaimed shares are not included in James H. Dickelman's share totals set forth above. The figures include the following shares allocated to the accounts of certain directors (who are also officers) in the Schultz Sav-O Stores Retirement Savings Plan (the "Retirement Savings Plan") as of December 31, 1997, over which such individuals retain sole investment power and shared voting power, as described under "Principal Shareholders": as to James H. Dickelman, 107,596 shares; as to John H. Dahly, 29,808 shares; as to Michael R. Houser, 28,060 shares; and as to William K. Jacobson, 40,346 shares. The figures also include the following shares issuable under stock options exercisable within 60 days of the Record Date: as to James H. Dickelman, 170,000 shares; as to John H. Dahly, 69,450 shares; as to Michael R. Houser, 65,650 shares; and as to William K. Jacobson, 45,500 shares. See "Executive Compensation-- Stock Options."

    During the last five years, all directors have held the same or a similar position with the Company or other employer as described in the table above, except that William K. Jacobson was Vice President-- Franchise Operations prior to January 1996 and Senior Vice President-- Franchise Operations from January 1996 to March 1996 and Michael R. Houser was Senior Vice President--Marketing and Merchandising prior to December 1997. James H. Dickelman is the son of Howard C. Dickelman.

    During 1997, the Board held six meetings. The Board has an Audit Committee, currently consisting of Bernard S. Kubale (Chairman), Martin Crneckiy, Jr., R. Bruce Grover and Howard C. Dickelman. In 1997, the Audit Committee held two meetings. The principal functions of the Audit Committee are to meet with the Company's independent public accountants to review the scope and results of their audit, to review the adequacy of the financial and accounting control mechanisms used by the Company, and to approve the performance of any nonaudit professional services by the Company's independent public accountants. The Company's Stock Option Committee currently consists of Martin Crneckiy, Jr. (Chairman), Howard C. Dickelman and R. Bruce Grover, and its principal function is to evaluate, establish and grant stock options and other equity incentive awards and administer the Company's stock option and other equity incentive plans. The Stock Option Committee met once in 1997. The Compensation Committee currently consists of Bernard S. Kubale (Chairman), R. Bruce Grover, Howard C. Dickelman and Martin Crneckiy, Jr. The principal function of the Compensation Committee, which met two times in 1997, is to evaluate and establish compensation and benefit levels of the Company's officers, except with respect to stock option and equity incentive awards administered by the Stock Option Committee. The Board's Nominating Committee recommends criteria for selection to the Board, helps determine potential Board candidates, reviews Board compensation policies and recommends candidates to serve on each standing committee of the Board. Members of the Nominating Committee currently include R. Bruce Grover (Chairman), Bernard S. Kubale, Martin Crneckiy, Jr. and Howard C. Dickelman. The Nominating Committee met once in 1997. Written shareholder recommendations for director candidates, including appropriate background information, will be kept on file by the Company and considered by the Nominating Committee.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information, as of the Record Date, regarding the beneficial ownership of Common Stock held by (i) each person or entity known to the Company who beneficially owned 5% or more of the Common Stock, (ii) each executive officer of the Company who is named in the Summary Compensation Table set forth below under "Executive Compensation--Summary Compensation Information," and (iii) all current directors and nominees and executive officers of the Company as a group. Except as otherwise indicated, all shares listed are owned with sole voting and investment power.

                              NAME OF SHAREHOLDER OR GROUP                                   SHARES       PERCENT
----------------------------------------------------------------------------------------  ------------  -----------
Schultz Sav-O Stores Retirement Savings Plan(1).........................................     1,220,186      17.91%
Delaware Management Holdings, Inc.(2)...................................................       527,300       7.74%
Howard C. Dickelman (3).................................................................       448,950       6.58%
Neuberger & Berman, LLC (4).............................................................       433,950       6.37%
Reich & Tang Asset Management L.P. (5)..................................................       467,700       6.87%
James H. Dickelman (6)..................................................................       357,479       5.12%
John H. Dahly (6).......................................................................       134,892       1.96%
Michael R. Houser (6)...................................................................       106,205       1.54%
William K. Jacobson (6).................................................................        85,846       1.25%
Kenneth S. Folberg (7)..................................................................        26,774       *
All directors, director nominees and executive officers as a group (15 persons) (8).....     1,439,529      19.75%

------------------------------

 * Indicates less than 1%.

(1) The share amount listed is derived from the amended Schedule 13G dated as of February 13, 1998 filed with the Securities and Exchange Commission (the "SEC") and the Company. The listed shares were held by Marshall & Ilsley Trust Company ("M&I"), as trustee for the Retirement Savings Plan. A Plan Administrative Committee, consisting of James H. Dickelman, John H. Dahly, William K. Jacobson and Armand C. Go, administers the Retirement Savings Plan and shares voting power for the shares listed with the participants in the Retirement Savings Plan in that the Committee is entitled to vote all shares for which no voting instructions are received from participants. The Retirement Savings Plan participants have investment power over the listed shares held by the Retirement Savings Plan which are allocated to their accounts. The address of M&I is 1000 North Water Street, Milwaukee, Wisconsin 53202. The address for the individual members of the Committee is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. See "Executive Compensation--Report on Executive Compensation."

(2) The share amount listed is from the amended Schedule 13G dated as of February 12, 1998 filed with the SEC and the Company. The address of Delaware Management Holdings, Inc. is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(3) The share amount listed for Mr. Dickelman has been derived from his amended
    Schedule 13G dated as of February 12, 1998 filed with the SEC and the Company. The address for Mr. Dickelman is c/o Schultz Sav-O Stores, Inc., 2215 Union Avenue, Sheboygan, Wisconsin 53081. See footnote (1) to the table set forth under "Election of Directors."

(4) The share amount listed is from the amended Schedule 13G dated as of February 6, 1998 filed with the SEC and the Company. The address of Neuberger & Berman LLC is 605 Third Avenue, New York, New York 10158.

(5) The share amount listed is from the Schedule 13G dated as of February 12, 1998 filed with the SEC and the Company. The address of Reich & Tang Asset Management is 600 Fifth Avenue, New York, New York 10020.

(6) See footnote (1) to the table set forth under "Election of Directors" for certain additional information concerning the beneficial ownership of Common Stock by James H. Dickelman, John H. Dahly, Michael R. Houser and William K. Jacobson, respectively.

(7) The share amount listed includes 19,500 shares issuable under stock options exercisable within 60 days of the Record Date and 7,274 shares held by Mr. Folberg in the Retirement Savings Plan.

(8) The share amount listed includes 477,450 shares issuable under stock options exercisable within 60 days of the Record Date, 353,159 shares beneficially held by current directors and executive officers in the Retirement Savings Plan, and 3,786 shares of Common Stock beneficially owned by Bernard S. Kubale, whose term as a director of the Company will end at the Meeting, but excludes 69,632 shares as to which beneficial ownership is disclaimed by certain of such individuals. See footnote (1) to the table set forth under "Election of Directors" and footnote (1) above for additional information.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board ("Committee") evaluates and establishes the compensation of the Company's executive officers. The Committee's executive compensation policies and practices generally reflect the Company's efforts to attract, motivate and retain the Company's executive officers by providing a total compensation package based on corporate and personal performance and which is competitive within the Company's industry. Executive officers' compensation is comprised of salary, stock option grants, corporate contributions to the Company's Retirement Saving Plan and cash bonuses under the Officer Annual Incentive Plan ("Incentive Plan"). The Incentive Plan is intended to motivate the Company's executive officers to achieve annual corporate financial performance goals for the economic benefit of all shareholders by rewarding executive officers, individually and as a team, for the achievement of such goals. The Incentive Plan provides for the establishment of an annual variable bonus pool based on the Company's achievement of certain specified levels of economic value added for the year then ended. For purposes of the Incentive Plan, economic value added is determined by calculating the difference between the Company's annual net earnings after tax and a pre-established target threshold investment return based on the Company's weighted average cost of capital. Ten percent of the resulting economic value added for the year is deposited in the incentive pool, together with 5% of any increase in the current year's economic value added over the prior year's economic value added. Fifty percent of the resultant total incentive pool is then distributed to all executive officers pro rata according to relative salary levels and 50% based on each officer's relative achievement of pre-established individual and group performance goals, as determined by the Committee. A total bonus pool of $360,000 was established in 1997 under the Incentive Plan, with $311,000 contributed as a result of the Company's economic value added amount for 1997 and $49,000 as a result of the amount of 1997 economic value added generated by the Company being in excess of the amount of the Company's 1996 economic value added.

    The Committee adjusts each executive officer's salary, including the salary of James H. Dickelman, the Chairman of the Board, President and Chief Executive Officer of the Company, at the end of each fiscal year for the forthcoming fiscal year. Objective performance criteria are established for each of the officers which the Committee considers in its salary adjustment decisions and bonus allocations. The Committee also analyzes and evaluates the Company's relative sales, earnings, return on sales, cost and expense levels, and balance sheet strength for the year then ending compared to the Company's historical results, as well as to the current trends and results within the Company's industry. Based on such analysis and evaluation, for 1997 the Committee subjectively determined Mr. Dickelman's and the other executives' salaries, in conjunction with the other elements of each such executive's base compensation package, to fall generally within a range of the estimated average salaries and compensation packages of similarly situated executives at other generally comparable food wholesalers and retailers, including several companies included in the Company's stock performance peer group index. For executive officers other than Mr. Dickelman, the Committee considered the compensation recommendations of Mr. Dickelman. In raising the salary levels of executive officers, including Mr. Dickelman, and in allocating discretionary bonuses for 1997 out of the bonus pool for other executives, the Committee considered specifically the Company's outstanding earnings, earnings per share and earnings as a percentage of sales increases in 1997 compared to 1996 results and budgeted expectations for 1997, as well as the Company's outstanding stock price performance during 1997. The January 12, 1998 edition of the SUPERMARKET NEWS cited the Company's 66% stock price increase in 1997 as the best performance by a food wholesaler during the year.

Additionally, despite a flat food price inflation environment, for the second consecutive year, the Company's annual revenues increased from the prior year. Fiscal 1997 earnings and earnings per share set new records and were 18.1% and 17.8%, respectively, ahead of last year. Also, the Committee took into account the increase in the Company's ratio of after tax earnings as a percentage of sales from 1.42% to 1.61% from 1996 to 1997, as well as the Company's successful expansion of its presence in the Appleton, Wisconsin marketplace and ongoing success in generating same-store sales growth by completing the rollout of its card marketing program during 1997. Also, the amount of cash dividends per share paid to shareholders increased by almost 14% in 1997 from the amount paid in 1996. Mr. Dickelman's bonus amount of $96,759 for 1997 was based on his pro rata share of the bonus pool established under the Incentive Plan and on his achievement of individual and group financial and other goals and objectives established at the beginning of 1997 by the Committee. These goals and objectives included specified targeted levels of sales, earnings and economic value added, all of which were exceeded. Other established goals and objectives which were achieved by Mr. Dickelman and which were considered by the Committee included improving the financial performance of both the Company's corporate stores and the Company's warehouse operations.

    Stock options are generally granted annually to executive officers shortly after the end of each year by the Stock Option Committee (which includes all of the members of the Compensation Committee, except Bernard S. Kubale) and are based principally on the executive officer's relative position at the Company, his existing and anticipated ability to directly impact corporate performance, compensation, seniority, grants made in the past, options held and stock ownership. Each executive officer's individual initiatives and achievements within the Company over the prior year also affect the level of such officer's option grants. The Company's 1995 Equity Incentive Plan is intended to promote the best interests of the Company and its shareholders by providing key employees with the opportunity to acquire or increase their ownership interests in the Company and thereby develop a stronger incentive to put forth maximum effort for the continued success and growth of the Company. Options have historically been granted at 100% of the Common Stock's fair market value on the date of grant, have a term of not to exceed seven years and vest in increments of one-third on each of the first, second and third anniversaries of the grant date. Since the economic value of stock options is inherently dependent upon the level of future market price appreciation of the underlying Common Stock, stock options granted by the Stock Option Committee will only provide executive officers with value to the extent the market price of the Common Stock increases above the option exercise price on the grant date. Thus, the Stock Option Committee believes that stock option grants help better align the economic interests of the Company's management with its shareholders. Under the 1995 Equity Incentive Plan, the Stock Option Committee has the additional flexibility to grant other types of equity-based incentive awards (including stock appreciation rights, restricted stock and performance shares) in addition to stock options. However, the Stock Option Committee has to date continued its historical practice of granting stock options on terms substantially identical to past practice.

    The Company's Retirement Savings Plan is a qualified profit sharing plan which provides for supplemental income at retirement for all eligible (1,000 hours or more per year) salaried employees of the Company. The retirement benefits provided by the Retirement Savings Plan for each participant are based upon the value of the participant's account balance at retirement. The Retirement Savings Plan requires the Company to make an annual basic contribution which, when added to forfeitures for the year, is equal to 5% of the participant's salary for the year. The Company may make an additional discretionary contribution as determined by the Board. Basic contributions are allocated to each participant's account on the basis of the participant's eligible compensation compared to the compensation of all participants for such year. Discretionary contributions are allocated in the same way, except that Company contributions to

Social Security benefits are taken into account in the allocation of discretionary contributions. The Company's discretionary contribution to the Retirement Savings Plan in 1997 was approximately 4.3% of each participant's eligible compensation. The Retirement Savings Plan permits pretax employee contributions pursuant to Internal Revenue Code Section 401(k). The Company provides a 25% matching contribution on pretax employee contributions up to 4% of pay. Most of the Company's executive officers (including all of the named executives officers set forth below) have typically invested all, or a substantial portion, of their annual Retirement Savings Plan allocations in shares of Common Stock. At the end of 1997, the Company's ten current executive officers as a group held 353,159 shares, or approximately 5.2% of the total outstanding Common Stock on the Record Date, in their accounts under the Retirement Savings Plan. See "Principal Shareholders."

    The Company also maintains an Executive Benefit Restoration Plan, which is an unfunded supplemental benefit pension plan intended to provide benefits otherwise denied to participants under the Retirement Savings Plan by reason of limitations imposed by the Internal Revenue Code. The Executive Benefit Restoration Plan provides benefit accruals on pay in excess of the amount able to be recognized by the Retirement Savings Plan equivalent to the rate of Company basic and discretionary contributions made under the Retirement Savings Plan for the year.

    Given the levels of compensation and benefits provided currently to the named executive officers, the Committee does not otherwise believe it is necessary to conform or adjust its compensation policies, plans or practices to comply with the $1 million executive compensation deductibility cap imposed by Internal Revenue Code Section 162(m).

BY THE COMPENSATION COMMITTEE:   BY THE STOCK OPTION COMMITTEE:
Bernard S. Kubale, Chairman      Martin Crneckiy, Jr., Chairman
Martin Crneckiy, Jr.             Howard C. Dickelman
Howard C. Dickelman              R. Bruce Grover
R. Bruce Grover

SUMMARY COMPENSATION INFORMATION

    The table below sets forth certain information concerning compensation paid by the Company for its last three fiscal years to the Company's Chief Executive Officer and to the four executive officers of the Company, other than the Chief Executive Officer, who received the highest aggregate compensation during fiscal 1997. The persons named in the table below are hereinafter sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                          STOCK OPTION
                                                        FISCAL      ANNUAL      ANNUAL     GRANTS (1)       ALL OTHER
             NAME AND PRINCIPAL POSITION                 YEAR       SALARY       BONUS      (SHARES)     COMPENSATION (3)
-----------------------------------------------------  ---------  -----------  ---------  -------------  ----------------

James H. Dickelman                                       1997     $   275,000  $  96,759       45,000       $   56,914
 Chairman of the Board,                                  1996     $   247,500  $  59,060       39,000       $   51,358
 President and Chief Executive Officer                   1995     $   225,000  $  48,974       39,000       $   39,595

John H. Dahly                                            1997     $   145,520  $  51,202       18,000       $   24,461
 Executive Vice President,                               1996     $   136,000  $  32,453       18,000       $   21,054
 Chief Financial Officer                                 1995     $   126,000  $  27,426       18,000       $   15,335
 and Secretary

Michael R. Houser                                        1997     $   143,000  $  52,289       18,000       $   29,522
 Executive Vice President--                              1996     $   130,000  $  32,236       16,800       $   20,036
 Marketing and                                           1995     $   120,000  $  26,669       16,800       $   14,640
 Merchandising

William K. Jacobson                                      1997     $    89,000  $  32,544       13,500       $   12,664
 Senior Vice President--                                 1996     $    84,000  $  20,045       12,000       $   18,039
 Retail Operations                                       1995     $    75,000  $  16,669       11,400       $    7,878

Kenneth S. Folberg Vice President--Logistics and         1997     $    86,700  $  29,308       10,500       $   12,155
 Labor Relations                                         1996     $    81,000  $  18,950        9,600       $   11,051
                                                         1995     $    76,000  $  16,194        9,600       $    8,012

------------------------

(1) Granted at 100% fair market value on the date of grant. See footnote (1) to the table set forth under "Stock Options-- Option Grants in 1997 Fiscal Year" below for additional information.

(2) For Mr. Dickelman, Mr. Dahly and Mr. Houser, amounts set forth under this column represent (i) benefit accruals of $36,578, $4,124 and $3,180, respectively, under the Company's Executive Benefit Restoration Plan, (ii) Company contributions of $20,336 to the Retirement Savings Plan for each such officer, and (iii) in the case of Mr. Houser, a travel bonus of $6,006. For Mr. Jacobson and Mr. Folberg, the amounts represent Company contributions to the Retirement Savings Plan. See "Severance and Change in Control Arrangements" below with respect to certain severance arrangements between the Company and the named executive officers in the event of a "change in control" of the Company.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options under the Company's 1995 Equity Incentive Plan during fiscal 1997 to the named executive officers.

                       OPTION GRANTS IN 1997 FISCAL YEAR

                                                         PERCENTAGE OF
                                                         TOTAL OPTIONS
                                             SHARES     GRANTED TO ALL
                                           UNDERLYING    EMPLOYEES IN     EXERCISE                           GRANT DATE
                                             OPTIONS      1996 FISCAL     PRICE (2)                            PRESENT
NAME                                       GRANTED (1)       YEAR        (PER SHARE)     EXPIRATION DATE      VALUE (3)
-----------------------------------------  -----------  ---------------  -----------  ---------------------  -----------
James H. Dickelman.......................      45,000          31.3%      $    9.67        January 29, 2004  $   126,900
John H. Dahly............................      18,000          12.5%      $    9.67        January 29, 2004  $    50,760
Michael R. Houser........................      18,000          12.5%      $    9.67        January 29, 2004  $    50,760
William K. Jacobson......................      13,500           9.4%      $    9.67        January 29, 2004  $    38,070
Kenneth S. Folberg.......................      12,000           7.9%      $    9.67        January 29, 2004  $    33,840

------------------------

(1) The options reflected in the table are nonqualified stock options under the Internal Revenue Code and were granted on January 29, 1997. The exercise price of each option granted was equal to 100% of the fair market value of the Common Stock on the date of grant, as determined by the Committee. The options granted vest in increments of one-third on each of the first, second and third anniversaries of the grant date; provided, however, that no options may be exercised more than seven years after the date of grant. The options are subject to early vesting in the event of the optionee's death, disability or retirement after reaching age 65. Under the Stock Option Agreements granting the options, upon a "change in control" of the Company (as defined in such Stock Option Agreements), all options then outstanding will become immediately exercisable in full for the remainder of their term and each optionee will have the right, for a period of 30 days, to require the Company to purchase his outstanding options for cash at the aggregate "acceleration price" for all shares of Common Stock then subject to such options, provided that at least six months has elapsed since the grant date.

(2) The exercise price of options may be paid in cash, by delivering previously issued shares of Common Stock or any combination thereof.

(3) The option values presented are based on the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that an optionee may realize upon exercise will depend on the excess of the market price of the Common Stock over the option exercise price on the date the option is exercised. There is no assurance that the actual value realized by an optionee upon the exercise of an option will be at or near the value estimated under the Black-Scholes model. The estimated values under the Black-Scholes model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield, including the following: (a) an assumed United States Treasury bond rate of 6.51%; (b) stock price volatility of 20.14% (based on 36-month stock price history ending January 31, 1997); and (c) a current dividend yield of 2.06%.

    The following table sets forth certain information with respect to the named executive officers concerning their exercise of stock options during the 1997 fiscal year and the value of their unexercised stock options held as of the end of fiscal 1997.

               1997 FISCAL YEAR-END AGGREGATED OPTION VALUE TABLE

                                                                    NUMBER OF SHARES           VALUE OF UNEXERCISED
                                    NUMBER OF                  UNDERLYING OPTIONS AT END   IN-THE-MONEY OPTIONS AT END
                                      SHARES                         OF FISCAL 1996             OF FISCAL 1996 (1)
                                  ACQUIRED UPON      VALUE     --------------------------  ----------------------------
NAME                                 EXERCISE     REALIZED (1) EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  --------------  -----------  -----------  -------------  -------------  -------------
James H. Dickelman..............        49,800     $ 406,050      129,000        84,000    $   1,279,250   $   509,350
John H. Dahly...................        49,500     $ 449,625       51,450        36,000    $     497,538   $   218,940
Michael R. Houser...............        36,300     $ 335,500       48,450        34,800    $     468,988   $   211,340
William K. Jacobson.............        10,500     $ 127,750       33,200        25,300    $     320,400   $   152,905
Kenneth S. Folberg..............         6,000     $  66,500        9,600        20,100    $      73,620   $   122,015

------------------------

(1) The dollar values were calculated by determining the difference between the fair market value of the underlying shares of Common Stock and the various applicable exercise prices of the named executive officers' outstanding options at exercise or the end of fiscal 1997, respectively. The fair market value at the end of fiscal 1997 was $15.50, the closing sale price per share on January 2, 1998, the last trading day of such fiscal year.

DIRECTOR COMPENSATION

    Directors, other than directors who are Company employees or who receive legal fees for their attendance at Board meetings, are paid an annual cash retainer of $1,500, plus $300 for each attended Board meeting and committee meeting not held in conjunction with Board meetings. In addition, each such independent director receives an annual grant of 300 shares of the Company's Common Stock.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has severance agreements with the named executive officers which provide that, following a "change of control" of the Company (as defined in the severance agreements), such executive officer will be employed for three years in the same position, performing equivalent duties, and at the same location as in effect immediately prior to the change of control. During the employment period, the officer is entitled to receive a salary based upon his compensation rate in effect at the date of change of control (subject to increase by the Committee) and to be included in the Company's benefit plans available to employees of comparable status. If, during the employment period, the officer's employment is terminated by the Company, other than for "cause" (as defined in the severance agreements) or the officer's disability, or the officer's duties are changed substantially without his written consent and the officer terminates his employment as a result, the officer is entitled to receive a lump sum payment equal to the officer's base salary for the greater of the remainder of the employment period or one year, plus the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under the Company's retirement plans applicable to the officer. The officer and his eligible dependents are also entitled to coverage under the Company's medical benefit plans through the end of the employment period.

    Additionally, as described in footnote (1) to the table entitled "Option Grants in 1997 Fiscal Year," upon a "change in control" of the Company, stock options granted to the named executive officers will become fully exercisable and the optionee will then have the right to require the Company to purchase his outstanding options for cash at the aggregate "acceleration price" for all shares of Common Stock subject to such options.

COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER
  PARTICIPATION

    Howard C. Dickelman, a retired former executive officer of the Company, and Bernard S. Kubale, a partner in the law firm which serves as the Company's general counsel, have both been members of the Compensation Committee for many years. Mr. Dickelman is also a member of the Stock Option Committee.

                         STOCK PERFORMANCE INFORMATION

    Set forth below is a line graph comparing the annual percentage change during the last five years in the Company's cumulative total shareholder return on the Common Stock, compared to the cumulative total return of companies included within The Wilshire 5000 Index and companies in a peer group of food retailers and wholesalers selected in good faith by the Company. The companies comprising the peer group index include: Arden Group, Inc., Delchamps, Inc., Marsh Supermarkets, Inc., Nash Finch Co., RichFood Holdings, Inc., and Seaway Food Town, Inc. The shareholder returns of each of these companies have been weighted, based on each such company's relative market capitalization as of the beginning of each period.

                     COMPARISON OF FIVE-YEAR TOTAL RETURNS
                        (ON A DIVIDEND REINVESTED BASIS)
                         [FIVE-YEAR PERFORMANCE CHART]

                       12/31/92     12/31/93     12/30/94     12/29/95     12/27/96      1/2/98

 Company Index             100.0        113.1        145.1        223.1        217.2        373.9
 Wilshire 5000 Index       100.0        111.3        111.2        151.7        183.9        240.5
 Peer Group Index          100.0        118.9        106.1        155.3        194.7        236.8

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                               AND OTHER MATTERS

    Arthur Andersen LLP has been selected by the Board as the Company's independent public accountants for 1998. The Board recommends a shareholder vote FOR ratification of such selection. The affirmative vote of more shares than those voted against such ratification at the Meeting is required for ratification. Under Wisconsin law, any shares of Common Stock which are not voted on this matter at the Meeting, whether by abstention or otherwise, will have no effect on the ratification of independent public accountants. Arthur Andersen LLP has served as the Company's independent public accountants for many years. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions.

    The election of directors and ratification of the Company's 1998 independent public accountants are the only matters known to the Board which will be presented for shareholder consideration at the Meeting. If any other matters should properly come before the Meeting, the proxies named in the accompanying proxy will vote on such matters in accordance with their best judgment.

    The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain officers and regular employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

    UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER, ADDRESSED TO THE SECRETARY OF THE COMPANY, THE COMPANY WILL PROVIDE TO SUCH SHAREHOLDER, WITHOUT CHARGE, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

    Any shareholder proposal intended for consideration at the 1999 annual meeting of shareholders must be received by the Company no later than December 2, 1998 in order to be considered for inclusion in the Company's proxy statement and proxy for that meeting.

                                          By Order of the Board of Directors

                                                 [SIGNATURE]

                                          John H. Dahly
                                          EXECUTIVE VICE PRESIDENT, CHIEF
                                          FINANCIAL
                                           OFFICER AND SECRETARY

April 1, 1998

                           SCHULTZ SAV-0 STORES, INC.
                 1998 ANNUAL MEETING OF SHAREHOLDERS - MAY 13, 1998
                                     PROXY
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints James H. Dickelman and John H. Dahly, and each or either of them as proxies, each with the power to appoint his substitute, and hereby authorizes each or either of them to represent and to vote, as designated below, all the shares of Common Stock of Schultz Sav-O Stores, Inc. held of record by the undersigned on March 25, 1998 at the 1998 annual meeting of shareholders scheduled to be held on May 13, 1998 and any adjournment thereof.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE THREE SPECIFIED DIRECTOR NOMINEES, FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S 1998 INDEPENDENT AUDITORS, AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES NAMED HEREIN.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement relating to the Company's 1998 Annual Meeting of Shareholders, and the Company's 1997 Annual Report.







            - DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED -

              SCHULTZ SAV-O-STORES, INC. 1998 ANNUAL MEETING

1. ELECTION OF DIRECTORS:
1-JAmes H Dicheriman
2- William K Jacobson
3- Steven R. Barth

/ / FOR all nominees listed to the left (except as specified below).
 / / WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Arthur Andersen LLP as the Company's 1998 independent auditors.

3. In their discretion, upon such other business as may properly come before the meeting and at any adjournment thereof.

Check appropriate box indicate changes below
Address Change:  / /

Name Change? / /

Date_____________________

NO OF SHARES _______________


Signatures(s) in Box

Please sign exactly as your name appears hereon, when shares are held by joint owners of share should sign. State full title when signing as executor, administrator, trustee, guardian, etc. Please return signed proxy in the enclosed envelope.